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                                                                  EXHIBIT (p)(3)



                                 CODE OF ETHICS

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                           RAFFERTY   CAPITAL   MARKETS, LLC

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         This Code is based upon the principal that all officers and employees of Rafferty Capital Markets, LLC (RCM) have a fiduciary and regulatory responsibility to place the interests of RCM and its customers ahead of their own interests and that each person associated with RCM shall, at all times, carry out their assigned duties and responsibilities in accordance with the rules and regulations of the SEC, the NASD, and the Supervisory Procedures of RCM. The Code applies to all RCM employees and focuses principally on reporting personal transactions in securities and the avoidance of activities, interests and relationships that might interfere with making decisions in the best interests of RCM and/or its customers.

         There are two exhibits attached to this Section; they are as follows:
Exhibit I - "Request for Approval of Outside Account" and Exhibit II - "Outside Business Activity Questionnaire".

         1. Personal Securities Transactions

                  All RCM personnel must arrange for the Compliance Officer to receive directly from any broker, dealer or bank that effects any securities transaction, duplicate copies of each confirmation for each such transaction and periodic statements for each brokerage account in which the person has a beneficial interest. To the extent applicable, each RCM employee is required to report to the compliance Officer the details of any brokerage account which the employee may open from time to time and arrange for the required information to be forwarded to RCM as described above.

                  All information supplied to RCM with respect to an employee's brokerage accounts may be made available, as required, to Supervisory Officers of RCM, the SEC, the NASD, or any state securities commission.

                  The following Securities Transactions are prohibited for RCM personnel:

         *        Initial Public Offerings

         * Inside Information - any transaction in a Security while in possession of material non- public information regarding the Security or the issuer.

         * Market Manipulation - transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

         * Others - any other transaction deemed by the Compliance Officer (or designee) to involve a conflict of interest, possible diversions of a corporate opportunity, or an appearance of impropriety.
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         II.      FIDUCIARY DUTIES

                  * CONFIDENTIALITY - RCM employees are prohibited from revealing information relating to the investment decisions, intentions, activities, methodologies, portfolios, or other trade secrets of RCM customers or RCM.

                  * GIFTS - On occasion, RCM employees may receive, or be offered, gifts from clients, brokers, vendors or others. Acceptance of extraordinary or extravagant gifts is not permissible and any such gifts or offers must be declined and/or returned. Gifts of a nominal value, i.e., gifts whose reasonable value is no more than $100 per year, and customary business meals, entertainment (e.g., pens, hats, T-shirts) may be accepted. In the event there is doubt in the mind of a RCM employee concerning this issue, the employee should review the particulars with the Compliance Officer.

                  RCM employees may not solicit gifts or gratuities.

                  RCM employees may not personally give any gift with a value in excess of $100 per year to persons associated with securities or financial organizations, including Exchanges, NASD, other member organizations, commodity firms, news media, or clients of RCM.

                  * OUTSIDE ACTIVITIES - RCM employees are forbidden from taking part in any outside business activities without the permission of the CEO of RCM.

                  * DISCLOSURE - RCM employees are required to advise the Compliance Officer of any personal arrests and/or convictions they may be involved in or on a prompt and complete basis.

                  * VIOLATIONS - The Board of Directors of RCM is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. If the Board of Directors determines that a RCM employee has committed a violation of the Code, RCM may impose sanctions and take other actions it may deem appropriate, including a letter of caution or warning, suspension of employment (with or without pay), civil referral to the SEC and/or NASD, criminal referral, and termination of the employment of the violator(s) for cause.